EXHIBIT 99.3

Rowan Companies, Inc.
News Release                                                     2800 Post Oak Boulevard, Suite 5450
                                            Houston, Texas 77056 (713) 621-7800

FOR IMMEDIATE RELEASE                                                          August 2, 2005

ROWAN DECLARES SPECIAL DIVIDEND

HOUSTON, TEXAS -- Rowan Companies, Inc. (NYSE: RDC) announced today that its Board of Directors has declared a special cash dividend of $.25 per share of Common Stock payable on September 1, 2005 to shareholders of record on August 17, 2005.

Danny McNease, Chairman and Chief Executive Officer, commented, “Over the past several months, we have sold or announced the sale of certain non-core assets. This special dividend provides our shareholders with a portion of the proceeds from these sales.”

Rowan Companies, Inc. is a major provider of international and domestic offshore contract drilling services. The Company also operates a mini-steel mill, a manufacturing facility that produces heavy equipment for the mining and timber industries, and a drilling products division that has designed or built about one-third of all mobile offshore jack-up drilling rigs, including all 24 operated by the Company. The Company’s stock is traded on the New York Stock Exchange and the Pacific Exchange - Stock & Options. Common Stock trading symbol: RDC. Contact: William C. Provine, Vice-President - Investor Relations, 713-960-7575. Website: www.rowancompanies.com